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                                   EXHIBIT 11.0
                        COMPUTATION OF PER SHARE EARNINGS

                                                                     SIX MONTHS ENDED
                                                                          JUNE 30,
                                                          -------------------------------------
                                                                 1999              1998
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income............................................         $     21         $    118

Average shares outstanding............................              347              398
                                                               --------         --------
Per share amount......................................         $   0.06         $   0.30
                                                               ========         ========

Net income............................................         $     21         $    118

Average shares outstanding............................              347              398
                                                               --------         --------
Net effect of dilutive stock options based on the
  treasury stock method using the average market
  price or quarter end price, whichever is greater....               13               --
                                                               --------         --------
           Total shares outstanding...................              360              398
                                                               --------         --------
Per share amount......................................          $  0.06          $  0.30
                                                               ========         ========
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